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                                                                    EXHIBIT 99.1


                                  RISK FACTORS

         Certain statements made in this Quarterly Report on Form 10-Q are forward-looking statements based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Our business, financial condition and results of operations could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described below and elsewhere in this Form 10-Q. You should consider carefully the risks and uncertainties described below, which are not the only ones facing our company. Additional risks and uncertainties also may impair our business operations. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


                           RISK RELATED TO OUR COMPANY

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR PROSPECTS.

         We recorded the first commercial sales of products using our fast-dissolve technologies in early 1997. Since 1997, we have generated revenues from product development fees, licensing arrangements, sales of products using our fast-dissolve technologies and from royalties. We are currently making the transition from research and product development operations with limited production to commercializing our technologies and expanding our production capabilities, in addition to research and product development activities. Accordingly, we have only a limited operating history and our business and prospects must be evaluated in light of the risks and uncertainties of a company with a limited operating history and, in particular, one in the pharmaceutical industry. Many of these risks are discussed in the subheadings below.

WE MAY NOT BE PROFITABLE IN THE FUTURE.

         We have accumulated aggregate net losses from inception through March 31, 2000 of approximately $46 million. Our losses have resulted principally from the research and product development costs for our drug delivery technologies and from general and administrative costs. If we are not profitable, the market price of our stock may fall. Profitable operations depend on a number of factors, many of which are beyond our direct control. These factors include:

-    the demand for our products;
- our ability to manufacture our products efficiently and with the required quality;
-    our ability to increase our manufacturing capacity;
-    the level of product and price competition;
-    our ability to develop additional commercial applications for our products;
-    our ability to control our costs; and
-    general economic conditions.


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                                                                    EXHIBIT 99.1

THE LOSS OF ONE OF OUR MAJOR CUSTOMERS COULD HARM OUR BUSINESS.

         Revenues from our three largest customers represented nearly 84% of our total revenues for the quarter ended March 31, 2000. The loss of any one of those customers could have a material adverse effect on our business and results of operations. If we cannot broaden our customer base, we will continue to depend on a few customers for the majority of our revenues. We may be unable to negotiate favorable business terms with customers that represent a significant portion of our revenues and our business and results of operations may be adversely affected.

IF WE DO NOT ENTER INTO ADDITIONAL COLLABORATIVE AGREEMENTS WITH PHARMACEUTICAL COMPANIES, WE MAY NOT BE ABLE TO BECOME PROFITABLE.

         Our revenues depend on entering into collaborative agreements with pharmaceutical companies to develop, test, obtain governmental approval for, and commercialize oral dosage forms of active pharmaceutical ingredients using our drug delivery technologies. We currently have collaborative agreements with six pharmaceutical companies. If we do not enter into additional agreements in the future, or if our current or future agreements do not result in successful marketing of our products, our financial condition and results of operations could be materially adversely affected.

In addition, we cannot be sure that:

- we will be able to enter into collaborative agreements to develop additional products using our drug delivery technologies;
- any existing or future collaborative agreements will result in additional commercial products, or that any of these products will be successful;
- we will meet the milestones established in our current or future collaborative agreements; or
- we will successfully develop new drug delivery technologies that will be attractive to potential pharmaceutical company partners.

WE RELY ON THIRD PARTIES TO MARKET, DISTRIBUTE AND SELL THE PRODUCTS INCORPORATING OUR DRUG DELIVERY TECHNOLOGIES AND THOSE THIRD PARTIES MAY NOT PERFORM.

         We develop, manufacture and sell our products through relationships with our pharmaceutical company partners. The timing and other aspects of the development of products are sometimes out of our control, as the other party to the relationship may have priorities that differ from ours. Therefore, the timing of the commercialization of our products under development may be subject to unanticipated delays. Further, our drug delivery technologies are incorporated into the oral dosage forms of products marketed and sold by our pharmaceutical company partner and we do not have a direct marketing channel to consumers for our drug delivery technologies. Therefore, the success of the products incorporating our technologies will depend on the success of the marketing organizations of our pharmaceutical company partners, as well as the level of priority assigned to the marketing of our products by these entities, which may differ from our priorities. If one or more of our pharmaceutical company partners fail to pursue the development of, or the marketing of, our products as planned, our business may be adversely affected.

IF WE CANNOT INCREASE OUR PRODUCTION CAPACITY, OUR BUSINESS WILL SUFFER.

         We must increase our production capacity to meet expected demand for our products. We currently have one production line and a second line is being developed. We expect our second production line to be operational in the second half of 2001, although we may experience difficulties, which could delay our ability to increase manufacturing capability. Production lines in the pharmaceutical industry generally take 16 to 24 months to complete because of the long lead times required for precision production equipment and the lengthy testing and approval process. We cannot be sure that our production capacity can be increased quickly enough to meet the requirements of our pharmaceutical company partners with whom we are developing our drug



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                                                                    EXHIBIT 99.1

delivery technologies. If we are unable to increase our production capacity as scheduled, our revenues may be reduced and our relationship with our pharmaceutical company partners may be harmed.

WE HAVE A SINGLE MANUFACTURING FACILITY AND OUR BUSINESS WOULD SUFFER IF WE WERE TO LOSE ITS PRODUCTION CAPACITY.

         All of the products that we produce are manufactured on our existing production line in our Eden Prairie facility. If our existing production line or facility becomes incapable of manufacturing products for any reason, we would have no other means of producing products incorporating our drug delivery technologies until we are able to restore the manufacturing capability at our facility or develop an alternative manufacturing facility. Although we carry business interruption insurance to cover lost revenues and profits in an amount we consider adequate, this insurance does not cover all possible situations. In addition, our business interruption insurance would not compensate us for the loss of opportunity and potential adverse impact on relations with our existing pharmaceutical company partners resulting from our inability to produce products for them.

WE RELY ON A SINGLE SOURCE FOR SOME OF OUR RAW MATERIALS AND OUR BUSINESS COULD SUFFER IF THE MATERIALS WERE NOT AVAILABLE FROM THEIR CURRENT SOURCE.

         We rely on a single supplier for some of our raw materials and packaging supplies. If these raw materials or packaging supplies were no longer available, our manufacturing operations may be interrupted until another supplier could be identified, its products validated and trading terms with it negotiated. We cannot be sure that an alternative supplier could be identified in a timely manner, or at all, or that favorable terms could be negotiated with an alternative supplier. Any disruptions in our manufacturing operations from the loss of a supplier could have a material adverse effect on our results of operations, and potentially damage our relations with our pharmaceutical company partners.

OUR ABILITY TO DEVELOP ADDITIONAL PRODUCTS IS UNCERTAIN.

         We intend to continue to enhance our current technologies and pursue additional proprietary drug delivery technologies. Even if these technologies appear promising during various stages of development, we may not be able to develop commercial applications for them because:

         -  the potential technologies may fail clinical studies;
         -  we may not find a pharmaceutical company to adopt the technologies;
         -  it may be difficult to apply the technologies on a commercial scale;
            or
         -  the technologies may be uneconomical to market.

IF PATIENTS AND PHYSICIANS DO NOT ACCEPT OUR DRUG DELIVERY TECHNOLOGIES, WE MAY BE UNABLE TO GENERATE SIGNIFICANT REVENUES, IF ANY.

         Our revenues depend on ultimate patient and physician acceptance of our drug delivery technologies as an alternative to conventional drug delivery systems. If our drug delivery technologies are not accepted in the marketplace, our pharmaceutical company partners may be unable to successfully market and sell our products, which would limit our ability to generate revenues and harm our results of operations. The degree of acceptance of any drug delivery system depends on a number of factors. These factors include, but are not limited to:

-    demonstrated bioequivalency and safety;
-    cost-effectiveness;
-    convenience and ease of administration;
-    advantages over alternative drug delivery systems; and
-    marketing and distribution support.



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                                                                    EXHIBIT 99.1


         Because only a limited number of products incorporating our drug delivery technologies are commercially available, we cannot be sure of the level of market acceptance of our drug delivery technologies. We expect that products incorporating our drug delivery technologies will be priced slightly higher than conventional swallowable or chewable tablets.

DEMAND FOR SOME OF OUR PRODUCTS IS SEASONAL, AND OUR OPERATING RESULTS MAY SUFFER DURING PERIODS WHEN DEMAND IS LIGHT.

         Certain non-prescription products we manufacture are used to treat seasonal ailments such as colds and the flu. In 1999, revenue from Novartis, which included sales of our Triaminic products, royalties on sales of Triaminic by Novartis and product development fees, represented 42% of our total revenues. Our partners may not market our products in off-seasons and our operating results consequently may suffer. We are focused on developing a mix of non-prescription and prescription products to reduce these seasonal variations but we may not be successful.

IF WE CANNOT ADEQUATELY PROTECT OUR PATENT AND PROPRIETARY RIGHTS, OUR BUSINESS WILL SUFFER.

         Our success depends, in part, on our ability to obtain and enforce patents for our products, processes and technologies and to preserve our trade secrets and other proprietary information. We have been granted seven patents on our drug delivery systems in the U.S., which will expire beginning in 2010.

         We cannot be sure that any patent applications relating to our potential products or processes will result in patents being issued. Our current patents may not be valid or enforceable, or protect us against competitors who challenge our patents, or obtain patents that may have an adverse effect on our ability to conduct business, or who are able to circumvent our patents. Further, we cannot be sure that we will have the necessary financial resources to enforce our patents.

         To protect our trade secrets and proprietary technologies and processes, we rely, in part, on confidentiality agreements with our employees, consultants and advisors. We cannot be sure that these agreements will prove adequate protection for our trade secrets and other proprietary information in the event of any unauthorized use or disclosure, or if others lawfully develop the information.

WE MAY BE SUBJECT TO CLAIMS THAT OUR TECHNOLOGIES, OR THE PRODUCTS IN WHICH THEY ARE USED, INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS.

         The manufacture, use or sale of our drug delivery technologies may infringe the patent rights of others. We may be unable to avoid infringement of those patents and we may have to seek licenses, defend infringement actions or challenge the validity of those patents in court. We cannot be sure that, if required, licenses from third parties will be available to us on terms and conditions acceptable to us, if at all, or that we would prevail in any patent litigation. If we could not obtain required licenses, are found liable for infringement, or are not able to have these patents declared invalid, we may be liable for significant monetary damages, encounter significant delays in bringing products to market, or be precluded from participating in the manufacture, use or sale of products or methods of drug delivery covered by the patents of others. We cannot be sure that we have identified, or will identify in the future, U.S. and foreign patents that pose a risk of potential infringement claims.

         We enter into collaborative agreements with pharmaceutical companies to apply our drug delivery technologies to drugs developed by others and, ultimately, receive license revenues and product development fees, as well as revenues from the sale of products incorporating our technology and royalties. The drugs are generally the property of the pharmaceutical companies and may be the subject of patents or patent applications and other forms of protection owned by the pharmaceutical companies. To the extent those patents or other forms of protection expire, become invalid or otherwise ineffective, or to the extent the drugs are covered by patents or other forms of protection owned by third parties, sales of the drugs by the collaborating pharmaceutical company may be restricted, limited or may cease. Our revenues, in that event, may be adversely affected.


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                                                                    EXHIBIT 99.1


WE MAY NOT BE ABLE TO OBTAIN REGULATORY APPROVAL FOR OUR PRODUCTS ON A TIMELY BASIS, OR AT ALL.

         All new pharmaceutical products, including our products and those under development, are subject to extensive and rigorous regulation by the federal government, principally the U.S. Food and Drug Administration, or FDA, and by state and local government agencies. These regulations govern the research, development, testing, manufacture, safety, storage, record keeping, labeling, advertising and promotion and marketing and distribution of pharmaceutical products. If marketed abroad, these products also are subject to regulation by foreign governments.

         The process for obtaining FDA approvals for drug products is generally lengthy, expensive and uncertain. Securing FDA approvals often requires applicants to submit extensive clinical data and supporting information to the FDA. We depend on external laboratories and medical institutions to conduct pre-clinical and clinical testing of our products in compliance with clinical and laboratory practices established by the FDA. The data obtained from pre-clinical and clinical testing is subject to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejection also may occur due to changes in FDA approval policy during the development period, or changes in regulatory review for each submitted New Drug Application. Even if the FDA approves a product, the approval may limit the uses or "indications" for which a product may be marketed, or may require further studies. The FDA also can withdraw product clearances and approvals for failure to comply with regulatory requirements or if unforeseen problems follow initial marketing.

         Once a drug product is approved, the Division of Drug Marketing, Advertising and Communication, or DDMAC, the FDA's marketing surveillance department within the Center for Drugs, must approve marketing claims asserted by our pharmaceutical company partners, which are the basis for a product's labeling, advertising and promotion. We cannot be sure that the claims our pharmaceutical company partners are asserting about our drug delivery technology, or the drug product itself, will be approved by DDMAC. If our pharmaceutical company partners fail to obtain from DDMAC acceptable marketing claims for a product, our business and results of operations could be materially adversely effected.

         If we, or pharmaceutical companies with whom we are developing our technologies, fail to comply with applicable FDA and other regulatory requirements, we, and they, are subject to sanctions, including:

-    warning letters;
-    fines;
-    product seizures or recalls;
-    injunctions;
- refusals to permit products to be imported into or exported out of the U.S.;
-    total or partial suspension of production;
-    withdrawals of previously approved marketing applications; and
-    criminal prosecutions.

         Manufacturers of drugs also must comply with applicable Good Manufacturing Practices, or GMP, requirements, which relate to product testing, quality assurance and maintaining records and documentation. We cannot be sure that we will be able to comply with the applicable GMP and other FDA regulatory requirements for manufacturing as we expand our manufacturing operations, which would impair our business.

         If our products are marketed in foreign jurisdictions, we, and the pharmaceutical companies with whom we are developing our technologies, must obtain required regulatory approvals from foreign regulatory agencies and comply with extensive regulations regarding safety and quality. We cannot be sure that we will obtain all necessary regulatory approvals or that we will not be required to incur significant costs in obtaining or maintaining any foreign regulatory approvals. If approvals to market our products are


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                                                                    EXHIBIT 99.1

delayed, if we fail to receive these approvals, or if we lose previously received approvals, our business would be impaired.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH.

         Any failure to properly manage our growth may have a material adverse effect on our business, operating results and financial condition. The rapid growth that we have experienced places significant challenges on our management, administrative and operational resources. To properly manage this growth, we must, among other things, implement additional and improve existing administrative, financial and operational systems, procedures and controls on a timely basis. We will also need to expand our finance, administrative and operations staff as part of our increased need for infrastructure. We may not be able to complete the improvements to our systems, procedures and controls necessary to support our future operations in a timely manner. Management may not be able to hire, train, integrate, retain, motivate and manage required personnel and may not be able to successfully identify, manage and exploit existing and potential market opportunities. Improving our systems and increasing our staff will increase our operating expenses. Our failure to generate additional revenue in excess of increased operating expenses in any fiscal period could have a material adverse effect on our financial results for that period.

WE DEPEND ON KEY PERSONNEL AND MUST CONTINUE TO ATTRACT AND RETAIN KEY
PERSONNEL.

         Our success depends upon the continued contributions of our executive officers and scientific and technical personnel. During our operating history, many key responsibilities within our company have been assigned to a relatively small number of individuals. The competition for qualified personnel is intense, and the loss of services of key personnel could adversely affect our business. In particular, the loss of the services of John Siebert, our Chief Executive Officer, and/or John Hontz, our Chief Operating Officer, could have a material adverse effect on our operations. We have an employment agreement through December 31, 2000 with Dr. Siebert.

         We rely on our key personnel and our consultants to assist us in formulating our research and development and medical/clinical strategy. All of our consultants are otherwise employed and each of these consultants may have commitments to other entities that may limit their availability to us or other interests that may conflict with our interests.

WE MAY FACE PRODUCT LIABILITY CLAIMS RELATED TO PARTICIPATION IN CLINICAL TRIALS OR THE USE OR MISUSE OF OUR PRODUCTS.

         The testing, manufacturing and marketing of products utilizing our drug delivery technologies may expose us to potential product liability and other claims resulting from their use. We cannot be sure that any indemnification we have obtained, or may obtain, from contract research organizations or pharmaceutical companies conducting human clinical trials on our behalf protect us from product liability claims or from the costs of related litigation. Similarly, we cannot be sure that any indemnification we have obtained, or may obtain, from pharmaceutical companies with whom we are developing our drug delivery technologies will protect us from product liability claims from the consumers of those products or from the costs of related litigation. If we are subject to a product liability claim, we cannot be sure that our product liability insurance, which has an aggregate policy limit of $5 million, will reimburse us, or will be sufficient to reimburse us, for any expenses or losses we may suffer. A successful product liability claim against us, if not covered by, or if in excess of, our product liability insurance, may have a material adverse effect on our business and results of operations.

                          RISKS RELATED TO OUR INDUSTRY

WE FACE RAPID TECHNOLOGICAL CHANGE AND INTENSE COMPETITION.

         Our success depends, in part, upon maintaining a competitive position in the development of products and technologies in a rapidly evolving field. We compete with other drug delivery, biotechnology


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                                                                    EXHIBIT 99.1

and pharmaceutical companies, engaged in the development of alternative drug delivery technologies or new drug research and testing, as well as with entities developing new drugs that may be taken orally. Many of these competitors have substantially greater financial, technological, manufacturing, marketing, managerial and research and development resources and experience than we do, and, therefore, represent significant competition for us.

         Our competitors may succeed in developing competing technologies, obtain patents or obtain governmental approval for products before we do. The products of our competitors may gain market acceptance more rapidly than our products. Developments by competitors may render our products, or potential products, noncompetitive or obsolete.

THE CONTINUING EFFORTS OF GOVERNMENT AND THIRD-PARTY PAYERS TO CONTAIN OR REDUCE THE COSTS OF HEALTHCARE COULD ADVERSELY AFFECT OUR REVENUE AND PROFITABILITY.

Our revenue, particularly revenue from royalties on sales of our product by our pharmaceutical company partners, may be affected by the continuing efforts of government and third-party payers to contain or reduce the costs of healthcare. We cannot predict the effect that these healthcare reforms may have on our business. In addition, in the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer by third-party payers, like government and private insurance plans. Third party payers are increasingly challenging the prices charged for medical products and services. If our current and proposed products are not considered cost-effective, reimbursement to the consumer may not be available or be sufficient to allow us or our pharmaceutical company partners to sell products on a competitive basis.

OUR COMMERCIAL PRODUCTS ARE SUBJECT TO CONTINUING REGULATION.

         Even if our products receive regulatory approval, either in the U.S. or internationally, we will continue to be subject to extensive regulatory requirements. These regulations are wide-ranging and govern, among other things:

         -    adverse drug experience reporting regulations;
         -    product promotion;
         - product manufacturing, including good manufacturing practice, or GMP, requirements; and
         -    product changes or modifications
         -    process changes or modifications

         If we fail to comply or maintain compliance with these laws and regulations, we may be fined or barred from selling our products. If the FDA believes that we are not complying with the law, it can:

         -    seize our products;
         -    mandate a recall;
         -    stop future sales through injunctive procedures; and/or
         -    assess civil and criminal penalties against us.

                        RISKS RELATED TO OUR COMMON STOCK

ANTI-TAKEOVER PROVISIONS OF OUR CORPORATE CHARTER DOCUMENTS, DELAWARE LAW AND OUR STOCKHOLDERS' RIGHTS PLAN MAY AFFECT THE PRICE OF OUR COMMON STOCK.

         Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the rights, preferences and privileges of those shares without any further vote or action by our stockholders. The rights of holders of our common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Additional provisions of our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire a



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                                                                    EXHIBIT 99.1



majority of our outstanding voting common stock. These include provisions that limit the ability of stockholders to take action by written consent, call special meetings or remove a director for cause.

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law which prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, either alone or together with affiliates and associates, owns (or within the past three years, did own) 15% or more of the corporation's voting stock.

         We also have a stockholders' rights plan, commonly referred to as a poison pill, that makes it difficult, if not impossible, for a person to acquire control of us without the consent of our board of directors. The anti-takeover provisions of our corporate charter documents, Delaware law and our stockholders' rights plan may have the effect of depriving our stockholders of the opportunity to sell their stock at a price in excess of prevailing market prices in an acquisition of us by another company.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

         The trading price of our common stock has been, and is likely to continue to be highly volatile. The market prices for securities of drug delivery, biotechnology and pharmaceutical companies historically have been highly volatile. Factors that could adversely affect our stock price include:

-    fluctuations in our operating results;
- announcements of technological collaborations, innovations or new products by us or our competitors;
-    governmental regulations;
-    developments in patent or other proprietary rights;
-    public concern as to the safety of drugs developed by us or others;
- the results of preclinical testing and clinical studies or trials by us or our competitors;
-    litigation; and
-    general market conditions.

OUR OPERATING RESULTS MAY FLUCTUATE, CAUSING OUR STOCK PRICE TO FALL.

         Our operating results may fluctuate from quarter to quarter and from year to year depending on:

-    demand by patients for the products we produce;
-    new product introductions;
-    the seasonal nature of the products produced to treat seasonal ailments;
-    pharmaceutical company ordering patterns;
-    the number of new collaborative agreements that we enter into;
- our achievement of product development milestones under collaborative agreements; and
- our level of activity conducted on behalf and at the direction of pharmaceutical companies.

         Fluctuations in our operating results may lead to fluctuations, including declines, in our stock price.

FUTURE SALES OF COMMON STOCK, OR THE PROSPECT OF FUTURE SALES, MAY DEPRESS OUR STOCK PRICE.

         Sales of a substantial number of shares of common stock, or the perception that sales could occur, could adversely affect the market price of our common stock. On March 17, 2000, we issued and sold 1,100,000 shares of our common stock to a limited number of investors in a private placement, exempt from registration under the Securities Act of 1933. Under the stock purchase agreement with the investors, we



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                                                                    EXHIBIT 99.1

were required to file a registration statement with the Securities and Exchange Commission within thirty days after March 17, 2000 for the resale by the investors of the shares of common stock issued in the private placement. This registration statement was filed on April 14, 2000. We also are required to use our reasonable efforts to have the registration statement declared effective by the Securities and Exchange Commission and maintain its effectiveness until the earlier of March 17, 2002, the time at which all shares acquired in the private placement have been sold under the registration statement, or the date on which each investor may sell all of the shares of common stock acquired by the investor in the private placement without registration or without regard to any volume limitations. Significant resales of the common stock issued in the private placement could adversely affect the market price of our common stock.

WE MAY REQUIRE ADDITIONAL FINANCING.

         We expect operating expenses and capital expenditures to increase as we commercialize additional applications of our drug delivery technologies and increase our production capacity. We believe our cash and cash equivalents, together with the net proceeds from the private placement of common stock and expected revenues from operations, will be sufficient to meet our anticipated capital requirements for the foreseeable future. However, we may elect to pursue additional financing at any time to more aggressively pursue development of new drug delivery technologies and expand manufacturing capacity beyond that currently planned. In addition, other factors that will affect future capital requirements and may require us to seek additional financing, include the level of expenditures necessary to develop new products or technologies, the progress of our research and product development programs, the need to construct a larger than currently anticipated manufacturing facility or to construct a new manufacturing facility at an alternative site to meet demand for our products, results of our collaborative efforts with current and potential pharmaceutical company partners, and the timing of and amounts received from future product sales, product development fees and licensing revenue and royalties. We cannot be sure that additional financing will be available to us or, if available, on acceptable terms. Further, if we issue equity securities, our stockholders may experience dilution.




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